EXHIBIT 5.1


                            HOLME ROBERTS & OWEN LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203







                                    [FORM OF LEGAL OPINION]
         2001
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Board of Directors
Simtek Corporation
4250 Buckingham Dr. #100
Colorado Springs, Colorado 80907

Dear Gentlemen:

Reference is made to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on or about May 9, 2001 (the "Registration Statement"), as amended, by Simtek Corporation, a Colorado corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,810,123 shares ("Shares") of its Common Stock, par value $0.01 per share (the "Common Stock"). The Shares are being offered for resale by twenty- nine of the Company's shareholders.

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Sincerely,